EXHIBIT 13.1

ANNUAL INFORMATION FORM

For the year ended December 31, 2015

March 30, 2016

In this Annual Information Form, the terms “We”, “Us”, “Our”, “Corporation” and “Cascades” refer to Cascades Inc., its subsidiaries, divisions and its interests in joint ventures and associates. Except as otherwise indicated, all dollar amounts are expressed in Canadian dollars. The information in this Annual Information Form is stated as at December 31, 2015, except as otherwise indicated, and except for information in documents incorporated by reference that have a different date.

DOCUMENTS INCORPORATED BY REFERENCE

The documents in the table below contain information that is incorporated by reference into this Annual Information Form.

Documents	Where they are incorporated in this Annual Information Form
Cascades Inc.’s 2015 Annual Report - Management’s Discussion and Analysis, NEAR-TERM OUTLOOK, page 68, RISK FACTORS, page 72	Items 3.3, 4.6.1 and 4.9

FORWARD-LOOKING STATEMENTS

Certain statements in this Annual Information Form or in documents incorporated by reference, including statements regarding future results and performance, are forward-looking statements within the meaning of the “Safe Harbour” provision of the United States Private Securities Litigation Reform Act of 1995 based on current expectations. The accuracy of these statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, decreases in demand for the Corporation’s products, the prices and availability of raw materials, changes in the relative values of certain currencies, fluctuations in selling prices and adverse changes in general market and industry conditions (See heading Risk Factors).

Annual Information Form

ITEM 1 - DATE OF THE ANNUAL INFORMATION FORM

This Annual Information Form (“AIF”) is dated as at March 30, 2016. Except as otherwise indicated, the information contained in this AIF is stated as at December 31, 2015.

ITEM 2 - CORPORATE STRUCTURE

2.1	Name, Address and Incorporation

Cascades Inc. was incorporated under the name Papier Cascades Inc./Cascades Paper Inc. under the laws of the Province of Québec by letters patent issued on March 26, 1964. Supplementary letters patent were issued on March 11, 1968, July 4, 1979 and October 19, 1979 to amend the authorized capital stock and the restrictions and privileges attached to certain classes of shares of the Corporation.

Cascades was continued under the name Cascades Inc. under Part 1A of the Companies Act (Québec) by Certificate of Continuance dated October 26, 1982. Certificates of Amendment were issued on July 5, 1984, September 16, 1985 and May 13, 1986 to permit the subdivision of the Corporation's Common Shares, as well as on July 15, 1992, July 24, 1992, December 17, 1992 and July 20, 1993 in order to modify the authorized share-capital and/or the restrictions and privileges of certain classes of shares of the Corporation.

On December 30, 2003, in accordance with Article 123.129 of the Companies Act (Québec), Cascades, by simplified amalgamation, merged with 9135-2591 Québec Inc., a wholly owned subsidiary of the Corporation. The articles of amalgamation and schedules as well as the composition of the Board of Directors of the new company following the amalgamation are exactly the same as those of Cascades Inc. prior to the amalgamation.

Since February 14, 2011, all Québec corporations incorporated under Part IA of the Companies Act (Québec) are governed by the Business Corporations Act (Québec).

On July 27, 2011, the Corporation amended its Articles which essentially provide that (i) the Board of Directors may, at its discretion, appoint one or more directors, who shall hold office for a term expiring no later that the close of the next annual meeting of shareholders following their appointment, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the annual meeting of shareholders preceding their appointment; and (ii) the Board of Directors may, at its discretion and from time to time, determine the place, whether within or outside of the Province of Québec, where a meeting of shareholders may be held outside of the Province of Québec.

The head office and corporate offices of Cascades are located at 404 Marie Victorin Blvd, Kingsey Falls (Québec) J0A 1B0. Cascades also has executive offices located at 772 Sherbrooke Street West, Suite 100, Montréal (Québec) H3A 1G1. Cascades’ website can be found at www.cascades.com.

2.2	Intercorporate Relationships

The following list sets out the principal wholly-owned subsidiaries of the Corporation and their respective jurisdiction as at December 31, 2015 :

Corporate Name	Jurisdiction
Cascades Canada ULC Cascades USA Inc Cascades Europe SAS	Alberta, Canada Delaware, USA France

ITEM 3 - GENERAL DEVELOPMENT OF THE BUSINESS

3.1	Three Year History

Financing activities

Bank Financing

On July 7, 2015, the Corporation entered into an agreement with its lenders to extend and amend its existing $750 million credit facility. The amendment provides that the term of the facility is extended to July 2019. The applicable pricing grid is slightly lowered to better reflect market conditions. The other existing financial conditions are essentially unchanged.

Debt Refinancing

In 2013, the Corporation repurchased US$4 million of its 7.25% unsecured senior notes for an amount of US$4 million ($4 million) and US$6 million of its 6.75% unsecured senior notes for an amount of US$6 million ($6 million). No gain or loss resulted from these transactions.

In 2013, the Corporation also paid US$4 million ($4 million) for the settlement of derivative financial instruments related to its 7.25% unsecured senior notes and US$10 million ($10 million) for the settlement of derivative financial instruments related to its 6.75% unsecured senior notes.

In 2014, the Corporation refinanced its 7.75% unsecured senior notes of US$500 million ($540 million) and $200 million, due in 2017 and in 2016, respectively. The Corporation issued 5.50% unsecured senior notes of US$550 million ($596 million), due in 2022, and 5.50% unsecured senior notes of $250 million, due in 2021.

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The proceeds of these new notes were allocated towards the repurchase of the US$500 million ($540 million) notes due in 2017 and the $200 million notes due in 2016. The remaining amounts (US$50 million ($56 million) and $50 million) were used to pay a premium totalling $31 million plus refinancing costs of $13 million and to reduce our credit facility utilization. The refinancing of these notes reduces our future interest expense by approximately US$8 million and $6 million annually.

In 2015, the Corporation issued US$250 million ($305 million) aggregate principal amount of 5.75% senior notes due in 2023. The Corporation used the proceeds from this offering of notes to repurchase a total of US$250 million aggregate principal amount of 7.875% senior notes due in 2020 for a total consideration of US$250 million ($305 million). The Corporation also paid premiums of US$11 million ($13 million) to repurchase the 2020 notes as well as fees and expenses in connection with the offering and the tender offer totalling $5 million. The refinancing of these notes will reduce the Corporation's future interest expense by approximately US$6 million annually.

Corporate Activities

On May 9th, 2013, the Corporation announced the appointment of Mr. Mario Plourde as President and Chief Executive Officer of the Corporation. On August 12, 2014, the Corporation announced the appointment of Ms. Suzanne Blanchet to the position of Senior Vice-President, Corporate Development.

Packaging Products Sector

Boxboard Europe Group

Further to a Combination Agreement entered into with Reno de Medici S.p.A. ("RdM") in 2007, the Corporation entered into a put and call agreement with Industria E Innovazione (“Industria”) in 2010, whereby Cascades had the option to buy all of the shares held by Industria in the capital stock of RdM (which represented 9.07% of the outstanding shares of RdM) (100% of the shares held by Industria) for €0.43 per share between March 1, 2011 and December 31, 2012. Industria also had the option of requiring the Corporation to purchase the shares for €0.41 per share between January 1, 2013 and March 31, 2014. As the put option held by Industria became effective on January 1, 2013 and the Corporation expected it would be exercised after the first quarter of 2013, an obligation in the amount of €14 million ($18 million) was recorded by the Corporation as at March 31, 2013. Consequently, the non-controlling interest has been adjusted by 9.07% effective January 1, 2013, to 42.39%. Industria did raise the put option in the second quarter of 2013, resulting in a cash payment for the Corporation of €14 million ($19 million). The Corporation's share in the equity of RdM as at December 31, 2015, stood at 57.61%.

On April 9, 2014, following a consultation process with the unions, the Corporation announced the closure of its subsidiary, Cascades Djupafors, located in Ronneby, Sweden, which definitely ceased its operations on June 15, 2014.

In 2015, in keeping with its objective of focusing resources on the facilities that are more efficient and present higher growth potential, RdM announced that its mill in Spain was no longer a strategic asset. Negotiations with potential buyers were held during the year. The company announced in January 2016 the sale of this asset to Arpafino S.l.ù. The sale of Reno De Medici Ibérica S.l.ù. took place at an overall value of 800,000 euro, in line with book value. The transaction implied a reduction of approximately €4 million in the net financial indebtedness of Reno De Medici as at December 31, 2015.

Containerboard Group

In 2013, the Containerboard Group increased its production capacity through its 59.7% participation in Greenpac Mill LLC ("Greenpac"). The new mill manufactures light weight linerboard made with 100% recycled fibre and has an annual production capacity of 540,000 short tons. The Greenpac mill is located on a property adjacent to an existing Norampac containerboard mill in Niagara Falls (New York, USA).

On January 31, 2014, the Corporation concluded the creation of Maritime Paper Products Limited Partnership (MPPLP), a new joint venture for converting corrugated board activities in the Atlantic provinces with Maritime Paper Products Limited (MPPL), announced on November 27, 2013. The creation of this joint venture will position the Containerboard Group to achieve future growth in the Atlantic provinces and to remain at the forefront in this market, by offering an improved and more comprehensive range of products to its customers. Furthermore, the creation of MPPLP aims to provide customers with better service through the combined strengths of the Containerboard Group and MPPL. The containerboard operations located in St. John’s, Newfoundland, and Moncton, New Brunswick, were integrated with those of MPPL on February 1, 2014, and the Corporation received a 40% ownership in the joint venture.

During the fourth quarter of 2014, the Corporation announced the acquisition and installation, for $13 million, of two new printing presses for the Containerboard activities in the Vaudreuil and Drummondville, Québec plants, which specialize in manufacturing corrugated packaging products.

On February 4, 2015, Cascades confirmed completion of the transaction relating to the sale of its North American boxboard manufacturing and converting assets to Graphic Packaging Holding Company for a cash consideration of $40 million, net of transactions fees. Included in the transaction are the Cascades boxboard units in East Angus and Jonquière (Québec), Winnipeg (Manitoba), Mississauga and Cobourg (Ontario). This move, which reflects Cascades’ intention to refocus its activities on the strategic sectors in which it excels, does not affect the Corporation's European-based boxboard operations.

During the second quarter of 2015, Cascades announced major investments in a biorefinery project at its Cabano plant. This project, worth a total of $26 million, represents a major advance in biorefinery development in Canada. Backed by a $10 million investment from Natural Resources Canada’s Investments in Forest Industry Transformation (IFIT) program and an additional $4 million from the Québec Ministère des Forêts, de la Faune et des Parcs, the Cabano plant will replace its current process - the production of sodium carbonate-based chemical pulp - with this new, more environmentally friendly and economical one that was developed in conjunction with a U.S. partner.

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In addition, Cascades invested $14 million in 2015, part of a global project of $26 million announced on November 3, 2015 in the Drummondville plant, for the expansion of the building and the installation of a new corrugator. It officially started operating at the beginning of 2016, and should positively contribute to Cascades' results during the year.

On January 13, 2016, the Corporation announced Mr. Marc-André Dépin's decision to step down as President and Chief Executive Officer of the Norampac Group. Mr. Charles Malo succeeded him as President and Chief Operating Officer.

Specialty Products Group

On July 1, 2014, Cascades announced that it had reached an agreement with Rolland Enterprises Inc., a subsidiary of H.I.G. Capital for the sale of its fine papers activities for $39 million. The units covered by this transaction were the Rolland Division, an uncoated fine papers and security papers plant located in Saint-Jérôme (Québec), the Converting Centre, a fine papers processing and distribution plant, also located in Saint-Jérôme (Québec) and Fibres Breakey, a de-inked bleached kraft pulp manufacturing plant located in Sainte-Hélène-de Breakeyville (Québec).

On July 9, 2014, Cascades announced the definitive closure of its kraft paper manufacturing activities at the East Angus (Québec) mill due to unfavorable market conditions and the failure of discussions concerning the mill's transfer and turnaround. This announcement is not related to the boxboard manufacturing plant also located in East Angus (Québec).

In the third quarter of 2015, the Specialty Products Group proceeded with the legal restructuring of its Norcan Flexible Packaging subsidiary, which was owned at 62.1%. As a result of the restructuring, the Corporation now owns 100% of the net assets of this business through its Cascades Flexible Packaging subsidiary.

On November 27, 2015, the Corporation entered into an agreement for the acquisition of the 27% minority interest of Cascades Recovery Inc. for a cash consideration of $32 million, payable over a ten-year period.

Tissue Papers Group

During the third quarter of 2013, the Corporation announced plans to increase tissue paper production capacity at its St. Helens (Oregon, USA) mill. The project consists in converting and starting up a second paper machine. The retrofitting of an existing machine will contribute additional capacity of 55,000 short tons to this market at a lower capital cost and on a faster timeline than if a new machine was to be built. The project started its ramp-up period on October 25, 2014.

On August 12, 2014, the Corporation announced the appointment of Mr. Jean Jobin as President and Chief Operating Officer of Cascades Tissue Papers Group.

On August 18, 2014, Cascades announced the strategic optimization and expansion of its tissue papers activities in the Southeastern United States with the installation of a new tissue converting facility in Wagram (North Carolina, USA). This investment is intended to reorganize and expand the converting activities in this area, which is a targeted region of growth for the Corporation. New equipment was installed progressively in 2014 and continued throughout the first half of 2015. Some production started in December 2014, however some converting lines were still ramping-up production as at December 31, 2015.

On April 17, 2015, Cascades announced the installation of a new state-of-the-art converting line in the Candiac plant, located in Québec, for the manufacturing of high-quality paper towels. In addition, two converting lines were upgraded in Candiac and Kingsey Falls (Québec) that will also produce high-end tissue products more effectively. The new line in Candiac started production in July 2015, while the improved converting lines are scheduled to begin production in the second quarter of 2016.

3.2	Significant Acquisitions

No significant acquisition was completed by the Corporation during the financial year ended December 31, 2015 for which disclosure would have been required under Part 8 of National Instrument 51-102 of the Canadian Securities Administrators, namely the filing of a Business Acquisition Report.

3.3	Trends

Reference is made to Management’s Discussion and Analysis in the 2015 Annual Report, specifically on page 68 under the heading “NEAR-TERM OUTLOOK”, which is incorporated by reference.

ITEM 4 - DESCRIPTION OF THE BUSINESS

4.1	General

Established in 1964, Cascades is the parent company of a North American and European group of companies involved in the production, conversion and marketing of packaging products and tissue papers principally composed of recycled fibre. In 2015, including its equity investment in Reno De Medici S.p.A. ("RdM"), Cascades consumed approximately 3.314 million short tons of fibre. Recycled fibre, wood fibre (chips and logs) and pulp respectively accounted for 80%, 12% and 8% of the total fibre consumption. Cascades sources most of its supply of recycled fibre through its own recovery network as well as through mid- to long-term agreements with independent suppliers. Cascades sources its supply of wood fibre and pulp through contractual agreements with independent sawmills, timberland owners and pulp producers.

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Cascades conducts its business principally through four (4) reporting groups in two (2) operating sectors, namely:

1)	The Packaging Products sector which includes:
i)	The Boxboard Europe Group, a manufacturer of premium coated boxboard in Europe;
ii)	The Containerboard Group, a manufacturer of containerboard and leading converter of corrugated products in North America; and
iii)	The Specialty Products Group, which manufactures industrial packaging, consumer packaging products, and is also involved in recovery and recycling.

2)	The Tissue Papers sector operates units that manufacture and convert tissue papers for the Away-from-Home and consumer products markets.

These two sectors include about 90 operating units located in Canada, the United States and Europe. As at December 31, 2015, the Corporation employed approximately 10,700 employees, of which 9,000 were employees of its Canadian and United States operations. Approximately 29% of the Corporation's manpower is unionized under 26 separate collective bargaining agreements. In addition, in Europe, some of the Corporation's operations are subject to national industry collective bargaining agreements that are renewed on an annual basis. Of the 26 collective bargaining agreements in North America, 2 are expired and are currently under negotiation, 4 will expire in 2016 and 6 in 2017.

Cascades sets the overall strategic guidelines and ensures that corporate policies concerning acquisition and financing strategies, legal affairs, human resources management and environmental protection are applied by its subsidiaries, divisions and affiliated companies.

4.2	Industry Sector Information

4.2.1	Packaging Products sector

4.2.1.1	The Boxboard Europe Group

In Europe, Cascades operates the La Rochette mill in France that produces coated boxboard made of virgin fibre. With a total annual production capacity of 165,000 metric tonnes, this plant employs close to 330 employees.

As at December 31, 2015, the Corporation also held a 57.61% investment in Reno de Medici S.p.A. (“RdM”), the second largest European producer of recycled coated boxboard. RdM operates five (5) mills and two (2) sheeting centers. Its annual production capacity is 885,000 metric tonnes and it employs approximately 1,170 employees. RdM is a public company listed on the Milan and Madrid stock exchanges. Information concerning RdM’s production facilities can be found at www.renodemedici.it.

Excluding discontinued operations, sales for the Boxboard Europe Group stood at $825 million in 2015 compared to $841 million in 2014, including the sales of RdM which are fully consolidated.

4.2.1.2	Containerboard Group

As of December 31, 2015, the Containerboard Group, doing business under the name Norampac, employed more than 3,400 employees in its five (5) mills and nineteen (19) converting plants located in Canada and in the United States. This network produces a broad range of products for sale to both regional and national customers in a variety of industries, including the food, beverage and consumer products industries. The Containerboard Group operates five (5) linerboard and corrugated medium mills having a combined annual production capacity of 987,000 short tons. Except for one corrugated medium mill in the United States, all of the Group’s mills are located in Canada. The products manufactured by the five (5) manufacturing mills consist of 29% linerboard and 71% corrugated medium. In 2015, approximately 51% of their output was converted by Norampac’s nineteen (19) corrugated products converting plants, all strategically located across Canada and the Northeastern United States. The Containerboard Group purchases all of its needs in virgin fibre in Québec and Ontario, and purchases 54% of its recycled fibre in Canada and the rest in the United States. Recycled fibre accounts for approximately 80% of their total pulp and fibre consumption. Products are delivered mainly by truck or rail.

In 2015, consolidated sales of this Group amounted to $1,301 million, compared to $1,181 million in 2014, mainly allocated as follows: external sales related to manufacturing activities amounted to $285 million, compared to $252 million in 2014, while the converting activities sales amounted to $1,016 million, compared to $929 million in 2014. 70% of the consolidated sales were made in Canada, 29% in the United States and 1% in other countries. In 2015, sales in the amount of $30 million were made to Niagara Sheets, LLC, held by Norampac at 24.5%, $12 million of sales were made to MPPLP, held by Norampac at 40%, $10 million of sales were made to New England Sheets LLC, held by Norampac at 18%, and lastly, sales in the amount of $3 million were made to Abzac Inc., held by Cascades at 40%. Its own sales force carries out the sales of this Group together with sales agents for export purposes.

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The following table lists the mills and converting plants of the Containerboard Group and the approximate annual production capacity or shipments of each facility as well as the products manufactured or, where applicable, their activities in 2015:

Facilities	Products / Services	Annual capacity or Shipments
Manufacturing		Annual Capacity in short tons
Norampac Industries Inc. Niagara Falls Division, New York, USA	100% recycled corrugating medium	275,000
Kingsey Falls, Québec	100% recycled linerboard	103,000
Cabano, Québec	Corrugating medium in various basis weights	242,000
Trenton, Ontario	Corrugating medium in various basis weights	194,000
Mississauga, Ontario	100% recycled linerboard	173,000
Converting		Shipments in square feet (000)
Drummondville, Québec	Corrugated packaging	1,030,000
Victoriaville, Québec	Corrugated packaging	285,000
Vaudreuil, Québec	Corrugated packaging	965,000
Viau, Montréal, Québec	Corrugated packaging	772,000
Belleville, Ontario	Corrugated packaging	240,000
Etobicoke, Ontario	Corrugated packaging	523,000
Jellco, Barrie, Ontario	Corrugated packaging	207,000
St. Marys, Ontario	Corrugated packaging	1,118,000
Vaughan, Ontario	Corrugated packaging	2,325,000
Lithotech, Scarborough, Ontario	Micro-Litho packaging	239,000
Bird, Guelph, Kitchener and Windsor, Ontario	Corrugated packaging	214,000
Winnipeg, Manitoba	Corrugated packaging	683,000
Calgary, Alberta	Corrugated packaging	633,000
Richmond, British Columbia	Corrugated packaging	549,000
Norampac New York City Inc., New York, USA	Corrugated packaging	788,000
Norampac Schenectady Inc., New York, USA	Corrugated packaging	620,000
Norampac Industries, Inc., Lancaster Division, New York, USA	Corrugated packaging	382,000
Norampac New England, Thompson, Connecticut, USA	Corrugated packaging	264,000
Montréal, Québec	Micro-Litho Packaging	398,000
Services
Art & Die, Etobicoke, Ontario	Graphic art and printing plates	N/A

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4.2.1.3	Specialty Products Group

The Specialty Products Group operates in three main sub-segments, namely: industrial packaging, consumer products packaging, and recovery and recycling. This Group operates thirty-nine (39) facilities located in North America and Europe, including nineteen (19) recovery centers in Canada and the United States. It employs more than 2,100 employees. In 2015, sales of this Group amounted to $579 million compared to $568 million in 2014.

a)	Industrial Packaging

The Industrial Packaging sub-segment is active in four (4) markets: protective packaging, specialty containers, structural components and paperboard and fibre composites. Products include Technicomb® and Flexicomb® honeycomb paperboard, Multiboard™ laminated paperboard and uncoated recycled paperboard (URB).

Cascades Conversion Inc., Converdis Inc. and Cascades Sonoco Inc., joint venture companies, convert uncoated paperboard, obtained in part within the Cascades network, into industrial packaging materials. The core product line is used by the pulp and paper industry, such as roll headers and paperboard packaging for rolls of newspaper. The sales for these mills are driven by their own sales force. In 2015, one customer accounted for 11% of sales and the principal geographic markets are the United States with 76%, and Canada with 24% of sales.

Cascades Rollpack S.A.S operates two (2) plants in France at Saulcy-sur-Meurthe and Châtenois, which manufacture roll headers made of linerboard. Uncoated paperboard is supplied by the European paper mills. The sales of these mills are made through their own sales forces. In 2015, the principal geographic market was Europe, with 100% of sales.

Cascades Multi-Pro, located in Drummondville (Québec) manufactures laminated paperboard used in many industrial sectors such as furniture backing and specialty containers. Cascades Enviropac in Berthierville (Québec) and Cascades Enviropac in Grand Rapids (Michigan, USA) manufacture honeycomb paperboard used as industrial packaging in general. Cascades Enviropac in St-Césaire (Québec) and Aurora (Illinois, USA) manufacture uncoated paperboard partitions for beer, wine and glass container producers. The sales of these converting plants are handled by their own sales representatives and by sales agents. In 2015, the principal geographic market is the United States at 67% and Canada with 33%. The supply of uncoated paperboard is principally obtained within the Cascades network.

Cascades Papier Kingsey Falls (Québec) produces uncoated recycled paperboard (URB) using 100% recycled fibre. This board is mainly used by packaging converters and industrial users of headers and wrappers for the paper industry, as well as partitions used as protective packaging. 57% of total sales are made to customers located in Canada, followed by the United States with sales at 40%. Raw material is sourced principally in Québec (75%).

The following table lists the main plants (including joint ventures) of the industrial packaging business sector and the approximate annual production capacity of each facility as well as the products manufactured or, where applicable, their activities in 2015:

Facilities	Products	Annual capacity in metric tonnes
Cascades Conversion Inc., Kingsey Falls, Québec	Roll headers and wrappers	65,000
Converdis inc., Berthierville, Québec	Roll headers and wrappers	50,000
Cascades Sonoco Inc., Birmingham, Alabama, USA	Roll headers and wrappers	50,000
Cascades Sonoco Inc., Tacoma, Washington, USA	Roll headers and wrappers	30,000
Cascades Rollpack S.A.S., Saulcy-sur-Meurthe, France	Roll headers and packaging reams	40,000
Cascades Rollpack S.A.S., Châtenois, France	Packaging reams	25,000
Cascades Multi-Pro, Drummondville, Québec	Laminated paperboard and specialty containers	18,000
Cascades Enviropac, Berthierville, Québec	Honeycomb packaging products	12,600
Cascades Enviropac, St-Césaire, Québec	Uncoated paperboard partitions	9,000
Cascades Enviropac, Grand Rapids, Michigan, USA	Honeycomb packaging products and other packaging products	10,000
Cascades Enviropac, Aurora, Illinois, USA	Uncoated paperboard partitions	13,200
Cascades Papier Kingsey Falls, Kingsey Falls, Québec	Uncoated paperboard	95,000
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b)	Consumer Products Packaging

The Consumer Products Packaging sub-segment designs and manufactures packaging for fresh foods, catering to the food processing and retailing industries. It is comprised of two (2) moulded pulp plants, two (2) plants manufacturing polystyrene foam trays, a plant manufacturing rigid plastic trays and containers and a flexible film converting plant.

The two (2) plants manufacturing moulded pulp products are Cascades Forma-Pak in Kingsey Falls (Québec), and Cascades Moulded Pulp in Rockingham (North Carolina, USA). They manufacture two types of products, namely, egg filler flats branded as UltraCell™, destined to poultry farms and egg processors and four-cup carriers, branded as UltraFit™, for the quick-service restaurant industry in Canada and the United States. Sales representatives and a network of sales agents serve customers in Canada and in United States. Raw material for these moulded pulp products is composed of 100% recycled material.

The two (2) plants manufacturing polystyrene foam trays are Plastiques Cascades, located in Kingsey Falls (Québec), and Cascades Plastics, located in Warrenton (Missouri, USA), catering to the food industry such as processors and retailers. These food trays package fresh meats, poultry and seafood. The Kingsey Falls plant also produces a complete line of plates and bowls made of foamed polystyrene, marketed under the EVOK® brands, destined to the food service industry. The principal raw material used is foamed polystyrene. The Warrenton plant uses standard polystyrene foam and the Kingsey Falls plant uses EVOK®, a polystyrene foam made with 25% recycled material, UL validated. Sales representatives and a network of sales agents serve customers in Canada and the United States.

Cascades Inopak, located in Drummondville (Québec), manufactures rigid plastic packaging primarily for the food industry, for processors and retailers. The plant converts plastic sheets by thermoforming them into a variety of packaging and containers. These packaging and container lines are sold under the various brands, namely, Frig-O-Seal®, a reusable food container line sold through retailers to consumers. It also markets a complete product line of coin wrappers to the numismatic industry. Products are sold through distributors and agents. Mainly, the raw materials which are used are a blend of virgin polyethylene terephthalate (PETE) and 60% Recycled PETE (RPETE).

Since July 28, 2015, Cascades Flexible Packaging Inc. is a wholly-owned subsidiary of Cascades. Located in Mississauga (Ontario), it is specialized in the manufacturing of flexible film for packaging. This company offers a wide variety of resin and additives to meet customers’ needs mainly in the frozen foods, bakery and ice industries.

In 2015, the principal geographic markets of all these units were the United States with 63% and Canada with 37% of sales. The Consumer Products Packaging sub-segment has launched and marketed four new product lines and has expanded its EVOK® tray offering. These new lines are IntegralTM (a barrier tray line for fresh proteins), UltratillTM (a new mushroom till line), PoultrayTM (an innovative full bird container) and UltraCellTM Expo-30 (a totally new egg filler flat line).

The following table lists the plants and mills in the consumer packaging sub-segment and the approximate annual production capacity of each facility as well as the products manufactured or, where applicable, their activities in 2015:

Facilities	Products	Annual capacity in kilograms
Plastiques Cascades, Kingsey Falls, Québec	Polystyrene foam food packaging, plate and bowls	10,500,000
Cascades Plastics, Warrenton, Missouri, USA	Polystyrene foam food packaging	8,500,000
Cascades Inopak, Drummondville, Québec	Plastic coin wrappers, food packaging	7,000,000
Cascades Flexible Packaging Inc., Mississauga, Ontario	Film packaging	7,941,000
Cascades Forma-Pak, Kingsey Falls, Québec	Egg filler flats and beverage carry trays	15,000,000
Cascades Moulded Pulp, Rockingham, North Carolina, USA	Egg filler flats and beverage carry trays	10,000,000

c)	Recovery and Recycling

In 2015, Cascades Récupération, through its recovery center located in Lachine (Québec), and its brokerage activities handled more than 66,000 metric tonnes of recyclable materials. 100% of its sales were in Canada. Most of its business is done through the distribution channels of Cascades Recovery Inc. Recovered paper supply is mainly obtained from industrial, commercial and institutional users.

Since November 27, 2015, Cascades Recovery Inc. is wholly-owned by Cascades. It provides services to recover and process discarded materials for municipal, graphic, industrial, commercial, consumer products and institutional sectors. Services are offered across Canada and the Northeastern United States with 19 recovery facilities. Marketing and brokerage offices are located in Boston (Massachusetts, USA), Charlotte (North Carolina, USA), Chicago (Illinois, USA), Montréal (Québec) and Toronto (Ontario). In 2015, the Group shipped over 1.27 million metric tonnes through its recovery facilities and brokerage business with 80% of sales in Canada, 17% in the United States and 3% in other countries.

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4.2.2	Tissue Papers Sector

The Tissue Papers Group is a manufacturer, converter and marketer of a wide variety of paper products intended for the Away-from-Home and consumer products markets. Its lines of bathroom tissue, facial tissue, paper towels, paper hand towels, paper napkins and other related products are sold under the labels Decor®, North River®, Cascades®, Cascades Moka®, Tandem®, Tandem+®, Cascades Elite® and Wiping Solutions® in the Away-from-Home Canadian and American markets. In the consumer products market, products are principally marketed under private labels and under the label Cascades® and April Soft® in Canada and Nature’s Choice® and under some secondary marks in the United States. In 2015, one client accounted for 30% of sales in the consumer products market. In addition, the Tissue Papers Group also sells parent rolls of bathroom tissue, paper towels, paper hand towels and specialty papers to a large number of converters. One client accounted for 87% of external parent roll sales. In 2015, one client accounted for 15% of overall sales in the consumer products, Away-from-Home markets, and parent rolls. Products are sold principally through a direct sales force, and are delivered by truck.

The Tissue Papers Group’s sales for 2015 amounted to $1,236 million compared to $1,054 million in 2014. In 2015, 75% of the sales were made in the United States and the remainder 25% of the sales in Canada. The Canadian mills generated 53% of total revenues in Canada and 47% in the United States. The American mills generated 97% of total revenues in the United States. 20 manufacturing and converting plants employ more than 2,200 employees.

The Candiac mill in Québec manufactures tissue paper and converts it into bathroom tissue and paper towels. These products are mainly sold in the consumer products market in Canada and in the United States. The production not converted is transferred to the Laval, Lachute and Granby (Québec), and Waterford (New York, USA) plants or is sold in parent rolls to other converters.

The Lachute mill in Québec specializes in the manufacturing and converting of industrial use paper hand towels and converting of industrial use bathroom tissue. These products are mainly destined to the Canadian and American Away-from-Home markets.

The Kingsey Falls mill in Québec manufactures tissue paper made from recycled fibre and converts it into bathroom tissue and facial tissue. These products are mainly sold in the consumer products market as well as the Away-from-Home markets, both in Canada and the United States. The production not converted is transferred to the Laval, Lachute and Granby (Québec),and Waterford (New York, USA) facilities or is sold in parent rolls to other converters.

Cascades Tissue Group - Wisconsin, in Eau Claire (Wisconsin, USA), manufactures tissue paper made from recycled fibre and converts it into bathroom tissue, paper towels, facial tissue and paper napkins. These products are mainly sold in the consumer products market in the United States. The non-converted production is sold in parent rolls to other converters.

The two (2) Toronto mills (Ontario), Cascades Tissue Group - Tennessee (Memphis, Tennessee, USA), Cascades Tissue Group - Rockingham (Rockingham, North Carolina, USA) and the Mechanicville Division of Cascades Tissue Group - New York Inc. (Mechanicville, New York, USA) produce parent rolls of tissue paper made from virgin fibre and recycled fibre. The production is transferred to the Kingman (Arizona, USA), Waterford (New York, USA), Wagram and Kinston, (North Carolina, USA), Granby (Québec) and Toronto (Ontario) plants or sold to other converters.

Cascades Tissue Group - Oregon, in St. Helens (Oregon, USA), produces parent rolls made of 100% virgin fibre. The production is transferred to the Kingman (Arizona, USA) plant or is sold to other converters. In 2014, the Tissue Papers Group acquired the specialty paper machine previously operated by Boise which is located adjacent to its existing tissue machine in St. Helens. This machine was reconfigured to produce 55,000 short tons of tissue paper annually, bringing the total tissue paper capacity of the St. Helens site to 127,000 short tons annually. The start-up occurred on October 25, 2014.

Cascades Tissue Group - Pennsylvania, with facilities in Ransom and Pittston (Pennsylvania, USA), manufactures tissue paper made from recycled fibre and converts it into bathroom tissue, paper towels, facial tissue and paper napkins. These products are mainly sold in the consumer products market in the United States. The non-converted production is transferred to the Waterford (New York, USA), Kingsey Falls (Québec), and Brownsville (Tennessee, USA) plants or is sold in parent rolls to other converters.

The Toronto plant (Ontario), the Laval and Granby plants (Québec), Cascades Tissue Group - Arizona (Kingman, Arizona, USA), the Waterford Division of Cascades Tissue Group - New York Inc. (Waterford, New York, USA) and Cascades Tissue Group - Wagram (Wagram, North Carolina, USA) specialize in the converting of tissue paper into bathroom tissue, paper hand towels, facial tissue, paper napkins and industrial paper hand towels. These products are mainly sold in the consumer products market as well as the Away-from-Home markets in Canada and the United States.

Best Diamond Packaging, LLC, a joint venture, operates a plant in Kinston (North Carolina, USA) and specializes in the conversion of tissue paper into paper napkins for the American food and quick-service restaurant markets.

Cascades Tissue Group - IFC Disposables plant, located in Brownsville (Tennessee, USA), specializes in the converting of non-woven fibre into industrial wipes sold in the Away-from-Home markets in the United States and Canada.

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Annual Information Form

The following table lists the plants and mills of the Tissue Papers Group and the approximate annual production capacity of each facility as well as the products manufactured or, where applicable, their activities in 2015:

Facilities	Products / Services	Annual capacity in short tons (Manufacturing only)
Manufacturing / Converting
Candiac, Québec	Parent rolls, paper towels, bathroom tissue	66,000
Lachute, Québec	Parent rolls, paper hand towels, bathroom tissue	35,000
Kingsey Falls, Québec	Parent rolls, facial tissue, bathroom tissue	100,000
Cascades Tissue Group - Wisconsin, Eau Claire, Wisconsin, USA	Parent rolls, paper towels, bathroom tissue, facial tissue and paper napkins	60,000
Manufacturing
Toronto PM, Ontario	Parent rolls	55,000
Cascades Tissue Group - Oregon , St-Helens, Oregon, USA	Parent rolls	127,000
Cascades Tissue Group - Pennsylvania, Ransom plant, Ransom, Pennsylvania, USA	Parent rolls	57,000
Cascades Tissue Group - Tennessee, Memphis, Tennessee, USA	Parent rolls	40,000
Cascades Tissue Group - Rockingham, Rockingham, North Carolina, USA	Parent rolls	60,000
Cascades Tissue Group - New York Inc., Mechanicville Div., Mechanicville, New York, USA	Parent rolls	57,000
Converting
Toronto, Ontario	Paper towels, bathroom tissue, paper napkins	N/A
Laval, Québec	Paper napkins	N/A
Granby, Québec	Bathroom tissue, facial tissue and paper hand towels	N/A
Cascades Tissue Group - Arizona, Kingman, Arizona, USA	Paper towels, bathroom tissue, paper hand towels, paper napkins	N/A
Cascades Tissue Group - New York Inc., Waterford Division, Waterford, New York, USA	Paper towels, bathroom tissue, paper hand towels, paper napkins	N/A
Cascades Tissue Group - Pennsylvania, Pittston plant, Pittston, Pennsylvania, USA	Paper towels, bathroom tissue, facial tissue and paper napkins	N/A
Cascades Tissue Group - Wagram, Wagram, North Carolina, USA	Paper towels, bathroom tissue, paper hand towels, paper napkins	N/A
Best Diamond Packaging, LLC, Kinston, North Carolina, USA	Paper napkins	N/A
Cascades Tissue Group - IFC Disposables, Brownsville, Tennessee, USA	Industrial wipes	N/A

4.3	Research, Development and Innovation

Cascades has its own research and development centre («the Centre») located in Kingsey Falls (Québec), composed of a staff of more than 40 employees. The Centre provides Cascades’ business units with technical support in solving production problems and improving quality as well as the development of new products and processes. Moreover, the Centre is strongly involved in innovation and sustainable development through its scientific support to the Corporation’s marketing teams.

Following the implementation of its Innovation Management System, which was expanded to all Cascades’ activities, namely finance, production, human resources, services, logistics, and sales and marketing to enhance efficiency and performance at all levels, as well as to develop a culture of innovation. The Cascades innovation management committee (CIMC) is now implementing this strategy. To support the culture of innovation, several articles on innovation are integrated into the Corporation’s quarterly newsletter to employees. The CIMC meets on a monthly basis to implement the strategy into the different groups and units.

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Annual Information Form

In 2012, Cascades consolidated its Information Technology (IT) Service under one single entity, providing a complete IT portfolio of services to all Cascades’ business units. The IT staff is composed approximately of 220 employees. Regarding the implementation of an integrated Enterprise Resource Planning (ERP) system, the Corporation identified the risks associated with said project and adopted a step-by-step plan to address any risks related to the implementation process. The Corporation dedicated a project team, required corporate oversight with the appropriate skills and knowledge and retained the services of consultants to provide expertise and training. Supported by senior management and key personnel, the Corporation undertook a detailed analysis of its requirements during 2010, and in November of 2010 successfully completed a pilot project in one of its plants. The project team has finalized a detailed blueprint for its manufacturing and some of its converting operations and started implementing the solution in its business units in 2012. In 2012 and 2013, Cascades invested $29 million and $14 million respectively, for the modernization of its financial information system to an ERP information technology system. The implementation is still ongoing as the Corporation is reviewing its internal processes to maximize the realization of benefits and reduce risks. In 2015, the Corporation also invested $8 million in intangible and other assets compared to $5 million in 2014, for the modernization of the financial system to an ERP information technology system.

4.4	Competitive Conditions

4.4.1	Our Markets

Cascades operates in large, highly competitive markets. Our products and services compete with similar products manufactured and distributed by others both domestically and globally. The success in our markets is influenced by many factors, including customer service, price, geographic location, quality, breadth and performance characteristics of our products. Given our products, integration level, markets and geographic diversification, we believe that we are well-positioned to compete in our packaging and tissue sectors.

According to RISI and CCCA, the total containerboard production in North America was approximately 37.7 million tons in 2015 while total containerboard production capacity totaled approximately 39.9 million tons. The five largest manufacturers, International Paper Company, WestRock Company, Georgia-Pacific LLC, Packaging Corporation of America and KapStone Paper and Packaging Corporation accounted for approximately 76% of total production capacity. Total U.S. containerboard production increased by 1.3% in 2015. With respect to demand, while the containerboard market is cyclical and impacted by economic conditions, it tends to be more resilient given that approximately 75% of the end demand for corrugated boxes comes from the non durable goods industries according to the Fibre Box Association.

According to RISI, demand in the U.S. tissue paper market reached approximately 8.9 million tons in 2015. Total tissue production capacity in North America totaled approximately 9.8 million tons during the same period. We estimate the five largest manufacturers, Georgia-Pacific LLC, The Procter & Gamble Company, Kimberly-Clark Corporation, Svenska Cellulosa Aktiebolaget (SCA) and Cascades Inc. to account for approximately 74% of total production capacity. The tissue paper market consists of both the consumer products and Away-from-Home markets. Shipments of consumer products and Away-from-Home tissue products represented approximately 68% and 32%, respectively, of total U.S. tissue paper shipments in 2015. The tissue market is considered to be the most stable paper sector with demand in North America growing at a 1.2% compound annual growth rate since 2005.

4.4.2	Our Competitive Strengths

Leading Market Positions with Environmentally Sustainable Product Focus. We are one of the two leaders in Canada and hold one of the leading market positions in the packaging industry in North America. We also are a leading producer of recycled coated boxboard in Europe through our ownership of Reno de Medici, S.p.A. We believe our leading market positions and our environmental focus give us an advantage over many of our competitors. We believe the demand for green products is growing and we are well-positioned to take advantage of the growing environmental trend due to our strengths and diversity of product offerings.

Fully Integrated Recycling Solutions Provider. We are an integrated manufacturer with both downstream recycled paper collection and processing capabilities and upstream manufacturing and converting operations. We have created the closed-loop systemTM that enables us to manufacture our products efficiently for our customers. In North America, 28% of the recycled fibre that we use in our products come from our own recovery facilities. We continually look for opportunities to increase our integration to further ensure the supply of raw materials to our mills and grow the development of our environmentally sustainable products.

Diversified Portfolio of Products, Markets and Geographic Locations. We manufacture and sell a diversified portfolio of packaging, tissue and specialty products for commercial, industrial and consumer products end markets in Canada, the United States, Europe and other regions. Our customers include Fortune 500, medium and small-sized companies across a broad range of industries. We believe that our product, geographic and customer diversification help us maintain our operating performance through economic downturns and changing market conditions. The size and diversity of our operations also allow us to cost-effectively serve customers on a regional and multinational basis, reducing delivery times and enhancing customer service.

Strong Presence in Consumer-Oriented End Markets. Our packaging, tissue and other products are sold primarily to consumer-oriented end markets, which tend to be less sensitive to economic cycles. As a result, products sold to these markets tend to exhibit a greater degree of stability and predictability in demand and product prices than products sold to commercial or industrial-oriented end markets. Our participation in consumer-oriented end markets has increased with our focus on selling tissue products.

4.5	Cyclical Considerations

Cascades is a diversified producer of packaging products and tissue paper with operations in Canada, the United States and Europe. The Corporation has leading market positions for many of its products in North America and is one of the foremost producers of recycled coated boxboard in Europe through its ownership of Reno de Medici, S.p.A.

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Annual Information Form

Although the Corporation believes that its products, integration level, market, and geographical diversification help to mitigate the adverse effects of industry conditions, the markets, for some of its products, notably containerboard and boxboard, remain cyclical. These markets are influenced by changes in the North American and global economies, industry capacity and inventory levels maintained by customers, all of which affect selling prices and profitability. The Corporation is also affected by the variation of the Canadian dollar against the U.S. dollar and the Euro, and the effect of the volatility of the costs of the raw materials, particularly recycled fibre.

4.6	Environmental Protection

4.6.1	Regulations

The Corporation’s activities are subject to environmental laws and regulations imposed by various governmental and regulatory authorities in all the countries where it operates. The Corporation is in compliance, in all material respects, with all applicable environmental legislation and regulations. However, ongoing capital and operating expenses are expected to be incurred to achieve and maintain compliance with applicable environmental requirements. For more information, reference is made to the heading “RISK FACTORS”, on page 72 of Management’s Discussion and Analysis in the 2015 Annual Report, which item is incorporated by reference.

In 2015, environmental protection requirements and the application of Cascades’ environmental mission required capital expenditures and led to operating costs as follows :

Country	Capital Expenses	Operating Costs
Canada	$1,280,530	$28,989,691
United States	$137,689	$26,493,426
Europe	$58,399	$3,302,355
Total	$1,476,618	$58,785,472

4.6.2	Environmental Mission

Since one of the deeply ingrained values of the Corporation is protecting the environment, Cascades has adopted an Environmental Mission, which is available on the Corporation’s website at www.cascades.com.

4.7	Reorganizations

In 2015, no major legal reorganizations were undertaken by Cascades. In the normal course of business, some reorganizations of the subsidiaries of the Corporation could occasionally occur in order to improve the organizational structure, none of them having a material impact on the activities, operations or financial results of the Corporation.

The Corporation is actively implementing ONE Cascades, a major program to streamline its business processes. ONE Cascades aims to strengthen the customer approach by optimizing and standardizing internal procedures. This program will include improving the supply chain to allow a better response to customers; discharging the plants from repetitive administrative tasks to allow them to focus on improving production; and improving the human resources processes to provide better support to the organization.

4.8	Social Policies

The Corporation has adopted a Code of Ethics (the “Code”), which is meant to provide directors, officers, and employees with general guidelines for acceptable behaviour in all relationships with each other, customers, suppliers, partners, and the communities where the Corporation operates. A copy of the Code is available on the Corporation' website at www.cascades.com.

4.9	Risk Factors

We refer the reader to Management’s Discussion and Analysis in the 2015 Annual Report, specifically on page 72 under the heading “RISK FACTORS”, incorporated by reference herein.

ITEM 5 - DIVIDENDS AND DISTRIBUTIONS

In 2013, 2014 and 2015, Cascades paid dividends on its Common Shares at the current rate of $0.04 per Common Share per quarter. Other than pursuant to the Indentures, which govern its Senior Notes, and the Credit Facilities, there are no material contractual restrictions on Cascades’ ability to declare and pay dividends on its Common Shares.

The dividend amount is reviewed annually by the Board of Directors and is determined taking into account Cascades’ financial situation, its results from operations, its capital requirements and any other factor deemed pertinent by the Board of Directors.

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Annual Information Form

ITEM 6 - CAPITAL STRUCTURE

6.1	General description of capital structure

The share capital of the Corporation is composed of an unlimited number of Common Shares without par value, an unlimited number of Class “A” Preferred Shares without par value which may be issued in series and an unlimited number of Class “B” Preferred Shares without par value which may be issued in series.

The holders of common shares are entitled to the right to vote on the basis of one vote per share at any meetings of shareholders and the right to receive dividends and to share in the remaining assets in the event of a liquidation of the Corporation. As at March 16, 2016, there were 95,358,629 Common Shares issued and outstanding.

The Class “A” and “B” Preferred Shares are issuable in series and rank equally within their respective classes as to dividends and capital. Registered holders of any series of Class “A” or Class “B” are entitled to receive, in each fiscal year of the Corporation or on any other basis, cumulative or non-cumulative preferred dividends payable at the time, at the rates and for such amounts and at the place or places determined by the directors with respect to each series prior to the issuance of any Class “A” or Class “B” Preferred Shares. In the event of the liquidation, winding-up or dissolution of the Corporation or any other distribution of its assets to its shareholders, the holders of Class “A” and “B” Preferred Shares are entitled to receive, out of the assets of the Corporation, the amount paid in consideration of each share held by them. The holders of Class “A” and “B” Preferred Shares are not entitled as such to receive notice of or to attend or to vote at any meetings of shareholders. None of the Class “A” or “B” Preferred Shares of the capital stock of the Corporation are, as of the date hereof, issued and outstanding.

6.2	Ratings

Credit ratings are intended to provide investors with an independent measure of credit quality of an issuer or a security. Rating for issuers or for debt instruments are presented in ranges by each of the rating agencies. The highest qualities of securities are rated AAA in the case of Standard & Poor’s ("S&P") and Dominion Bond Rating Services (“DBRS”), or Aaa in the case of Moody’s Investors Service ("Moody’s”). The lowest quality of securities are rated D in the case of S&P and DBRS, or C in the case of Moody’s.

According to the S&P rating system (http://www.spratings.com/en_US/understanding-ratings), notes rated BB, B, CCC, CC, and C are regarded as having from low to significant speculative characteristics. A BB rating indicates the least degree of speculation and C the highest. While such notes will likely have some quality and protective characteristics, these may be outweighed by large uncertainties or major exposures to adverse conditions. Notes rated BBB are less vulnerable for non-payment than other speculative economic conditions, which could lead to the obligor’s inadequate capacity to meet its financial commitment on the obligation. The ratings from AAA to B may be modified by the addition of a plus (+) or minus (-) to show relative standing within the major rating categories.

According to the Moody’s rating system (https://www.moodys.com/Pages/amr002002.aspx), notes, which are rated Ba, are judged to have speculative elements; their future cannot be considered as well assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class. Moody’s applies numerical modifiers 1, 2, and 3 in each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking and the modifier 3 indicates a ranking in the lower end of that generic rating category.

According to the DBRS rating system (http://dbrs.com/ratingPolicies/list/name/rating+scales), long-term debt rated BB is defined to be speculative and non-investment grade, where the degree of protection afforded interest and principal is uncertain, particularly during periods of economic recession. Entities in the BB range typically have limited access to capital markets and additional liquidity support. In many cases, deficiencies in critical mass, diversification, and competitive strength are additional negative considerations. The absence of either a high or low designation indicates the rating is in the middle of the category.

Credit Risk	Moody's	S & P	DBRS
Highest quality	Aaa	AAA	AAA
High quality (very strong)	Aa	AA	AA
Upper medium grade (strong)	A	A	A
Medium grade	Baa	BBB	BBB
Lower medium grade (somewhat speculative)	Ba	BB	BB
Low grade (speculative)	B	B	B
Poor quality (may default)	Caa	CCC	CCC
Most speculative	Ca	CC	CC
No interest being paid or bankruptcy petition filed	C	C	C
In default	C	D	D

Source:  Securities Industry and Financial Markets Association and “Dominion Bond Rating Services”

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Annual Information Form

Cascades is rated by S&P, Moody’s and DBRS. The Corporation’s issuer rating by these three agencies are listed below:

Rating agency	Issuer Rating	Qualitative	Most recent update
S&P	B+	Stable outlook	May 2015
Moody’s	Ba2	Stable outlook	May 2015
DBRS	BB	Stable outlook	January 2015

It is to be noted that the credit ratings given by the rating agencies are not recommendations to purchase, hold or sell Cascades' notes or securities as such, given these ratings do not comment as to market price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn by a rating agency in the future if in its judgment circumstances so warrant. The Corporation is not responsible for credit ratings given by the rating agencies.

ITEM 7 - MARKET FOR SECURITIES

7.1	Trading Price and Volume

Cascades’ Common Shares are traded on the Toronto Stock Exchange and alternative trading systems under the ticker symbol “CAS”. The following table sets forth the market price range, in Canadian dollars, and trading volumes of the Corporation’s Common Shares on the Toronto Stock Exchange for each month of the most recently completed financial year:

Toronto Stock Exchange - Market price range - Year 2015

Month	High	Low	Closing Market Price	Trading Volume
January	7.96	6.96	7.85	3,229,424
February	8.30	7.82	8.01	2,233,044
March	8.18	6.58	7.63	5,197,720
April	7.65	6.93	7.00	2,158,727
May	7.78	6.49	7.74	3,740,407
June	7.98	6.95	7.15	1,781,647
July	7.79	6.86	7.63	1,481,388
August	9.22	7.35	8.58	4,149,254
September	8.94	8.04	8.61	2,149,029
October	9.50	8.31	9.32	2,880,183
November	11.62	9.27	11.55	5,438,268
December	13.00	11.40	12.71	5,428,390

In 2014, in the normal course of business, the Corporation renewed its redemption program. Purchases began on March 17, 2014 and continued until March 16, 2015. The notice enabled Cascades to acquire up to 1,502,206 Common Shares, representing approximately 1.6% of the issued and outstanding Common Shares as of March 1, 2014. As of March 16, 2015, the Corporation had redeemed 49,000 Common Shares at an average weighted cost of $5.93.

In 2015, in the normal course of business, the Corporation renewed its redemption program. Purchases began on March 17, 2015 and continued until March 16, 2016. The notice enabled Cascades to acquire up to 942,194 Common Shares, representing approximately 1% of the issued and outstanding Common Shares as of February 27, 2015. As of March 16, 2016, the Corporation had redeemed 188,405 Common Shares at an average weighted cost of $7.99.

On March 15, 2016, Cascades announced that the Toronto Stock Exchange had accepted its notice of intention to begin a normal course issuer bid in respect of its Common Shares. Purchases pursuant to the normal course issuer bid commenced on March 17, 2016 and will cease on March 16, 2017. The Common Shares purchased shall be cancelled. The notice will enable Cascades to acquire up to 953,586 Common Shares, which represents approximately 1% of the 95,358,629 issued and outstanding Common Shares as at March 4, 2016.

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Annual Information Form

ITEM 8 - DIRECTORS AND OFFICERS

The Directors of the Corporation are elected annually to hold office until the next annual general meeting or until a successor is elected or appointed.

8.1	Name, Occupation and Security Holding

The following table sets out the name, age and place of residence of each director, its principal occupation, the year in which he or she first became a director of the Corporation, the number of common shares of the Corporation beneficially owned directly or indirectly by him or her, their independence status, the number of deferred share units he or she holds, if the Director sits on boards of directors and committees of other public companies, membership on the committees of the Board of Directors of the Corporation, their value of at-risk holdings as at December 31, 2015 and the percentage of votes voted in favour of their election at last year's meeting.

	Principal occupation :	Director
	Committee(s) :	N.A.
2015 Annual Meeting Votes in favour (%) : 95.14 Skills and Experience Former CEO / Pulp and Paper Industry / Finance and Accounting / International Experience

Laurent Lemaire Age 77 Warwick (Québec) Canada Non-Independent Director since 1964	One of the founders of Cascades, Mr. Lemaire held the position of Chairman of the Board of Directors from May 2008 to May 2011 and was Vice-Chair of the Board from November 2011 to May 2014. He was President and Chief Executive Officer of the Corporation from 1992 to 2004. He holds a Masters degree in Commerce and an Honorary Doctorate in Business Administration from the University of Sherbrooke (Québec). He also sits on the Board of Directors of Reno de Medici S.p.A., an Italian-based public company, manufacturer of coated and recycled boxboard. Mr. Lemaire is an Officer of the Order of Canada and was named a Chevalier de l'Ordre National du Québec in 2015.

INFORMATION ON EQUITY HOLDINGS
DECEMBER 31, 2015		DECEMBER 31, 2014		TOTAL NET CHANGE (#)	TOTAL VALUE AT RISK AS OF DECEMBER 31, 2015 ($) (5)
SHARES (2)	DSUs (6)	SHARES (2)	DSUs
12,261,080	—	12,616,651	—	(355,571)	155,838,327

	Principal occupation :	Executive Chair of the Board
	Committee(s) :	N.A.
2015 Annual Meeting Votes in favour (%) : 94.37 Skills and Experience Former CEO / Pulp and Paper Industry / Environment, Health and Safety and Sustainable Development / International Experience

Alain Lemaire Age 68 Kingsey Falls (Québec) Canada Non-Independent Director since 1967	One of the founders of Cascades, Mr. Lemaire is Executive Chair of the Board of the Corporation. He held the position of President and Chief Executive Officer from 2004 to May 2013. He was Executive Vice-President of the Corporation from 1992 to 2004 and was President and Chief Executive Officer of Norampac Inc., from 1998 to 2004. A former student of the Institut des pâtes et papiers of Trois-Rivières (Québec), he holds an Honorary Doctorate in Business Administration from the University of Sherbrooke (Québec). In 2013, he received an Honorary Doctorate in Civil Law from Bishop's University in Lennoxville (Québec). Mr. Lemaire is an Officer of the Order of Canada and was named a Chevalier de l'Ordre National du Québec in 2015.

INFORMATION ON EQUITY HOLDINGS
DECEMBER 31, 2015		DECEMBER 31, 2014		TOTAL NET CHANGE (#)	TOTAL VALUE AT RISK AS OF DECEMBER 31, 2015 ($) (5)
SHARES (3)	DSUs (6)	SHARES (3)	DSUs
4,969,465	—	4,969,405	—	60	63,161,900

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Annual Information Form

	Principal occupation :	President, Louis Garneau Sports Inc.
	Committee(s) :	Human Resources (Member)
2015 Annual Meeting Votes in favour (%) : 95.57 Skills and Experience CEO / Human Resources and Compensation / Pulp and Paper Industry / Sales and Marketing

Louis Garneau Age 57 St-Augustin-de-Desmaures (Québec) Canada Independent (1) Director since 1996	Mr. Garneau is President of Louis Garneau Sports Inc., a manufacturer and distributor of sports clothing and accessories throughout the world. He is a member of the Human Resources Committee. A former international cycle racer, Mr. Garneau participated in the 1984 Olympic Games in Los Angeles. He is a Chevalier de l’Ordre national of Québec and an Officer of the Order of Canada. In June 2007, he was awarded an Honorary Doctorate from the Faculty of Administration of the University of Ottawa. In 2008, he received the “Gloire de l’Escolle” medal as a former graduate having honored Université Laval due to the extent of his professional activities and his contribution to society. In November 2014, he was awarded the Medal of Honour of the National Assembly of Québec. This medal is awarded to public figures who are deserving of recognition by the Members of the Assembly.

INFORMATION ON EQUITY HOLDINGS
DECEMBER 31, 2015		DECEMBER 31, 2014		TOTAL NET CHANGE (#)	TOTAL VALUE AT RISK AS OF DECEMBER 31, 2015 ($) (5)
SHARES	DSUs (6)	SHARES	DSUs
5,018	45,061	5,018	42,534	2,527	636,504

	Principal occupation :	Director
	Committee(s) :	Environment, Health and Safety and Sustainable Development (Chair) Corporate Governance and Nominating (Member)
2015 Annual Meeting Votes in favour (%) : 87.30 Skills and Experience Former CEO / Pulp and Paper Industry / Environment, Health and Safety and Sustainable Development / Sales and Marketing

Sylvie Lemaire Âge 53 Otterburn Park (Québec) Canada Non-Independent Director since 1999	Ms. Lemaire has held production, research and development and general management positions. She was co-owner of Dismed Inc., a distributor of medical products and Fempro Inc., a manufacturer of absorbent products, where she held the position of President until 2007. She is Chair of the Environment, Health and Safety and Sustainable Development Committee and a member of the Corporate Governance and Nominating Committee. Since June of 2014, Ms. Lemaire is a certified Director of Companies having successfully completed the governance program offered by the Collège des administrateurs de sociétés of Université Laval (Québec). Ms. Lemaire holds the degree of Bachelor in Industrial Engineering from the Montréal École polytechnique.

INFORMATION ON EQUITY HOLDINGS
DECEMBER 31, 2015		DECEMBER 31, 2014		TOTAL NET CHANGE (#)	TOTAL VALUE AT RISK AS OF DECEMBER 31, 2015($) (5)
SHARES (4)	DSUs (6)	SHARES (4)	DSUs
175,287	45,061	275,287	42,534	(97,473)	2,800,623

	Principal occupation :	Partner, McCarthy Tétrault
	Committee(s) :	Human Resources (Chair) Corporate Governance and Nominating (Chair) Audit and Finance (Member)
2015 Annual Meeting Votes in favour (%) : 95.14 Skills and Experience International Senior Executive / Corporate Governance / Human Resources and Compensation / Mergers and Acquisitions

David McAusland Age 62 Beaconsfield (Québec) Canada Independent (1) Director since 2003	Mr. McAusland is a partner in the law firm of McCarthy Tétrault. From 1999 to February 2008, he held among others, the position of Executive Vice-President, Corporate Development and Chief Legal Officer of Alcan Inc., a large multinational industrial company. He is Chair of the Human Resources Committee, Chair of the Corporate Governance and Nominating Committee and member of the Audit and Finance Committee. Mr. McAusland sits on the Boards of Directors of Cogeco Inc., and Cogeco Cable Inc., two companies involved in the communications sector where he is a member of the Corporate Governance Committee and Chair of the Strategic Opportunities Committee of both these issuers. He sits on the Board of Directors of Khan Resources Inc., a uranium exploration and development company, where he is a member of the Compensation Committee. He is the Chairman of the Board of Directors of ATS Automation Tooling Systems, a leader in automation manufacturing solutions. He is also a member of the Accounting Standards Oversight Council. Furthermore, he is a director of certain non-for-profit organizations, such as the General Hospital Foundation and Chairman of the Board of the Fondation de l’École nationale du cirque.

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INFORMATION ON EQUITY HOLDINGS
DECEMBER 31, 2015		DECEMBER 31, 2014		TOTAL NET CHANGE (#)	TOTAL VALUE AT RISK AS OF DECEMBER 31, 2015 ($) (5)
SHARES	DSUs (6)	SHARES	DSUs
4,000	55,838	4,000	50,738	5,100	760,541

	Principal occupation :	Director of companies
	Committee(s) :	Audit and Finance (Chair) Environment, Health and Safety and Sustainable Development (Member) Corporate Governance and Nominating (Member) Lead Director
2015 Annual Meeting Votes in favour (%) : 97.95 Skills and Experience Senior Executive / Pulp and Paper Industry / Finance and Accounting / Environment, Health and Safety and Sustainable Development

Georges Kobrynsky Age 69 Outremont (Québec) Canada Independent (1) Director since 2010	Mr. Kobrynsky is a director of companies. He is Lead Director of the Board of Directors, Chair of the Audit and Finance Committee, member of the Corporate Governance and Nominating Committee and a member of the Environment, Health and Safety and Sustainable Development Committee. He held the position of Senior Vice-President, Investments, Forest Products of the Société générale de financement du Québec from 2005 to 2010. Mr. Kobrynsky has held for more than 30 years, various senior positions at Domtar Inc., including Senior Vice-President, Pulp and Paper Sales, Marketing and Customer Relations Group from 2001 to 2005 and Senior Vice-President, Communication Papers Division from 1995 to 2001. He sat on the Board of Directors of Norampac Inc., from 1998 to 2006. He holds a Master of Business Administration from McGill University (Québec), a Bachelor’s degree in Forest Engineering from Université Laval (Québec) and a Bachelor of Arts from the Université de Montréal (Québec). He is a member of the Board of Directors of Supremex Inc., a Canadian manufacturer of stock and custom envelopes, Chair of the Pension Investment Committee and a member of the Audit and Human Resources Committees.

INFORMATION ON EQUITY HOLDINGS
DECEMBER 31, 2015		DECEMBER 31, 2014		TOTAL NET CHANGE (#)	TOTAL VALUE AT RISK AS OF DECEMBER 31, 2015 ($) (5)
SHARES	DSUs (6)	SHARES	DSUs
—	21,355	—	19,123	2,232	271,422

	Principal occupation :	Director
	Committee(s) :	Human Resources (Member) Environment, Health and Safety and Sustainable Development (Member)

2015 Annual Meeting Votes in favour (%) : 96.31

Skills and Experience

Senior Executive / Pulp and Paper Industry / Human Resources and Compensation / Environment, Health and Safety and Sustainable Development

Élise Pelletier Age 55 Chambly (Québec) Canada Independent (1) Director since 2011	Retired since 2003, Ms. Pelletier accumulated over twenty years of experience within the Corporation, having held the position of Vice-President, Human Resources of the Corporation during the period between 1995 and 1998, and thereafter, the position of Vice-President with Norampac Inc., during the period between 1998 to 2003. She has extensive knowledge of the pulp and paper sector and was a member of the Board of Directors of the Corporation from 1993 to 2001. She is a member of the Human Resources Committee and of the Environment, Health and Safety and Sustainable Development Committee. She holds a Certificate in governance of companies from the Collège des administrateurs de sociétés, Université Laval (Québec). She holds the degree of Bachelor in Industrial Relations from the Université de Montréal (Québec).

INFORMATION ON EQUITY HOLDINGS
DECEMBER 31, 2015		DECEMBER 31, 2014		TOTAL NET CHANGE (#)	TOTAL VALUE AT RISK AS OF DECEMBER 31, 2015 ($) (5)
SHARES	DSUs (6)	SHARES	DSUs
1,000	13,917	1,000	11,777	2,140	189,595

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	Principal occupation :	President and Chief Executive Officer, The Montreal Port Authority
	Committee(s) :	Environment, Health and Safety and Sustainable Development (Member) Human Ressources (Member)
2015 Annual Meeting Votes in favour (%) : 96.80 Skills and Experience CEO / Accounting and Finance / Human Resources and Compensation / Environment, Health and Safety and Sustainable Development

Sylvie Vachon Age 56 Longueuil (Québec) Canada Independent (1) Director since 2013	Ms. Vachon is President and Chief Executive Officer of The Montreal Port Authority (MPA), an autonomous federal agency since 2009. From 1997 to 2009, she was Vice-President, Administration and Human Resources for that federal agency. She is a member of the Environment, Health and Safety and Sustainable Development Committee and of the Human Resources Committee of the Corporation. She is a member of the Board of Directors of the Association of Canadian Port Authorities. Ms. Vachon is a member of the Board of Directors of Hardware Richelieu Ltd and a member of the audit committee. She is also Chair of the Board of Directors of Cargo Montreal, the logistic and transportation metropolitan cluster. She is a governor member of the Conseil patronal de l’environnement du Québec whose mission is to mobilize Québec companies in order to promote their commitment towards environmental protection and the implementation of sustainable development. Ms. Vachon is also a member of the Board of Directors of SODES whose mission is to protect and promote the economic interests of the St. Lawrence maritime community from a sustainable development perspective. She also sits on the Board of Directors of the Cercle des présidents (Québec). In 2014, she received the St. Lawrence Award, which is awarded to individuals whose actions have been noteworthy in the marine industry. She holds the degree of Bachelor in Administration, majoring in Human Resources Management from the University of Sherbrooke (Québec).

INFORMATION ON EQUITY HOLDINGS
DECEMBER 31, 2015		DECEMBER 31, 2014		TOTAL NET CHANGE (#)	TOTAL VALUE AT RISK AS OF DECEMBER 31, 2015 ($) (5)
SHARES	DSUs (6)	SHARES	DSUs
—	8,183	—	6,114	2,069	104,006

	Principal occupation :	Director of companies
	Committee(s) :	Audit and Finance (Member) Corporate Governance and Nominating (Member)

2015 Annual Meeting Votes in favour (%) : 98.72

Skills and Experience

Former Executive Vice-President, Chief Financial and Administrative Officer / Finance, Accounting, Financial reporting and Disclosure / Corporate Governance

Laurence G. Sellyn Age 66 Beaconsfield (Québec) Canada Independent (1) Director since 2013	Mr. Sellyn joined Gildan Activewear in April 1999, where he held the positions of Executive Vice-President until his retirement in December 2015, and Chief Financial and Administrative Officer until August 2015. Prior thereto, he held several senior management positions with well recognized Canadian public companies. From 1992 to 1999, he held the position of Chief Financial Officer and Senior Vice-President of Finance and Corporate Development of Wajax Inc. Mr. Sellyn held successive positions of increasing responsibility at Domtar Inc., including acting as Corporate Controller from 1987 to 1991. He is a U.K. Chartered Accountant. He holds a Masters degree in Modern Languages and Literature from Oxford University. Mr. Sellyn sits on the Board of Directors of Noble Iron Inc.

INFORMATION ON EQUITY HOLDINGS
DECEMBER 31, 2015		DECEMBER 31, 2014		TOTAL NET CHANGE (#)	TOTAL VALUE AT RISK AS OF DECEMBER 31, 2015 ($) (5)
SHARES	DSUs (6)	SHARES	DSUs
20,000	16,358	20,000	12,221	4,137	462,110

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	Principal occupation :	President and Chief Executive Officer
	Committee(s) :	N.A.
2015 Annual Meeting Votes in favour (%) : 95.51 Skills and Experience CEO / Pulp and Paper Industry / Finance and Accounting / International Experience

Mario Plourde Age 54 Kingsey Falls (Québec) Canada Non-Independent Director since 2014	Mr. Plourde is President and Chief Executive Officer of the Corporation since May 2013. He has been in the employ of the Corporation since 1985 and has held several senior management positions such as Vice-President and Chief Operating Officer of Cascades' Specialty Products Group. He was named President of this Group in 2000. In 2011, he was appointed Chief Operating Officer of the Corporation. He joined the Board of Directors of Cascades on November 6, 2014. Mr. Plourde sits on the Board of Directors of Transcontinental Inc., where he is a member of the Governance Committee and also sits on the Board of Directors of the Fondation Centre de Cancérologie Charles-Bruneau. Actively involved in social and community affairs, he was awarded in 2012, the Prix bâtisseur - Tour CIBC Charles Bruneau, (a foundation for pediatric cancer research). Mr. Plourde holds a Bachelor's degree in Business Administration, majoring in Finance from the Université du Québec in Montréal.

INFORMATION ON EQUITY HOLDINGS
DECEMBER 31, 2015		DECEMBER 31, 2014		TOTAL NET CHANGE (#)	TOTAL VALUE AT RISK AS OF DECEMBER 31, 2015 ($) (5)
SHARES	DSUs (6)	SHARES	DSUs
115,622	—	103,910	—	11,712	1,469,556

(1)	"Independent" refers to the standards of independence established under Section 1.2 of the Canadian Securities Administrators’ National Instrument 58-101 (Disclosure of Corporate Governance Practices).

(2)	Held directly or indirectly by Gestion Laurent Lemaire Inc., of which Laurent Lemaire is the sole voting shareholder.

(3)	Held directly or indirectly by Gestion Alain Lemaire Inc., of which Alain Lemaire is the sole voting shareholder.

(4)	86,277 shares are held directly or indirectly by Tremer II Inc., a company in which Ms. Lemaire holds a 50% shareholding.

(5)	The total value at risk is based on the closing share price of the Common Shares of the Corporation on the Toronto Stock Exchange (TSX) on December 31, 2015 ($12.71).

(6)	DSUs are now paid annually, as described in section 3.8.2 "Deferred Share Unit Plan" on page 27 of this Circular. DSUs for 2015 were attributed on January 15, 2016.

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8.2	Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the Corporation’s knowledge, no director or executive officer of the Corporation and no shareholder holding a sufficient number of securities of the Corporation to affect materially the control of the Corporation:

a)	is or has been in the past ten years before the date of this Annual Information Form a director or executive officer of any other company that, while that person was acting in that capacity,
i)	was the subject of a cease trade or similar order, or an order that denied the other issuer access to any exemption under securities legislation for a period or more than 30 consecutive days;
ii)	was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the Corporation being the subject of a cease trade or similar order or an order that denied the other issuer access to any exemption under securities legislation for a period of more than 30 consecutive days; or
iii)	within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or was subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold its assets;

b)	was subject to court-imposed penalties or sanctions relating to securities legislation or by a securities regulatory authority, or entered into a settlement agreement with such authority; or

c)	was subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

To the Corporation’s knowledge, no director or executive officer of the Corporation and no shareholder holding a sufficient number of securities of the Corporation to affect materially the control of the Corporation, or a personal holding company of any such persons, has within the 10 years before the date of this Annual Information Form, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his or its assets.

Furthermore, to the knowledge of the Corporation, no proposed director of the Corporation has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable shareholder in deciding whether to vote for a proposed director.

8.3	Information concerning Executive Officers

Executive Officers	Occupation in the Corporation
Alain Lemaire Kingsey Falls, Québec	Executive Chair of the Board of Directors
Mario Plourde Kingsey Falls, Québec	President and Chief Executive Officer
Allan Hogg Kingsey Falls, Québec	Vice-President and Chief Financial Officer
Maryse Fernet Kingsey Falls, Québec	Chief Human Resources Officer
Dominic Doré Mont-Saint-Hilaire, Québec	Chief Information Officer
Hugo D'Amours Saint-Bruno de Montarville, Québec	Vice-President, Communications and Public Affairs
Léon Marineau Kingsey Falls, Québec	Vice-President, Environment
Robert F. Hall Canton de Hatley, Québec	Chief Legal Officer and Corporate Secretary
Suzanne Blanchet La Prairie, Québec	Senior Vice-President, Corporate Development
Pascal Aguettaz Kingsey Falls, Québec	Vice-President, Corporate Services
Jean Jobin Sainte-Catherine, Québec	President and Chief Operating Officer, Tissue Papers Group
Marc-André Dépin (1) Boucherville, Québec	President and Chief Executive Officer, Containerboard Group (Norampac)
Charles Malo (2) Boucherville, Québec	President and Chief Operating Officer, Containerboard Group (Norampac)
Luc Langevin Notre-Dame-des-Prairies, Québec	President and Chief Operating Officer, Specialty Products Group

(1) Left the employ of Norampac at the end of the financial year

(2) Was appointed in January 2016

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During the past five years, each of the Executive Officers of the Corporation have been engaged in their present principal occupations or in other executive capacities for the Corporation or with related or affiliated companies indicated opposite their name, except for Mr. Hugo D'Amours, who was appointed Vice-President, Communications and Public Affairs, on January 21, 2013. Prior thereto, Mr. D'Amours was Press Secretary and Director of Media Relations for the Premier of Québec. On January 13, 2016, the Corporation announced that Mr. Marc-André Dépin had stepped down as President and Chief Executive Officer of the Containerboard Group (Norampac) at the end of fiscal 2015. Mr. Charles Malo succeeded him as President and Chief Operating Officer.

As at December 31, 2015, the Directors and Executive Officers of the Corporation listed herein beneficially owned as a group, or exercised control or direction over, directly or indirectly, 17,930,898 Common Shares representing 18.81% of the Common Shares issued and outstanding.

ITEM 9 - LEGAL PROCEEDINGS

In the normal course of operations, the Corporation is party to various legal actions and contingencies, mostly related to contract disputes, environmental, product claims, and labour issues. While the final outcome with respect to legal actions outstanding or pending as at December 31, 2015 cannot be predicted with certainty, it is management’s opinion that the outcome will not have a material adverse effect on the Corporation’s consolidated financial position, results of its operations or its cash flows.

ITEM 10 - TRANSFER AGENTS AND REGISTRARS

Cascades’ transfer agent and registrar is Computershare Investor Services Inc. (“Computershare”), having its place of business in Montréal, Québec, Canada at 1500 Robert-Bourassa Blvd., 7th Floor, H3A 3S8. The register of transfers of the Common Shares of the Corporation is located in the same office in Montreal.

ITEM 11 - MATERIAL CONTRACTS

The only material contracts entered into during the year ended December 31, 2015 or in prior years that are still in effect and filed on SEDAR and EDGAR, as required by applicable legislations, are :

Second Amended and Restated Credit Agreement dated July 7, 2015 (the "Second Amended and Restated Credit Agreement"), amongst Cascades Inc., Cascades USA Inc., Cascades Europe SAS, National Bank of Canada, as administrative agent, The Bank of Nova Scotia, as collateral agent, and a syndicate of lenders named therein, as lenders. Upon the terms of the Second Amended and Restated Credit Agreement, among other amendments, the Facility Maturity Date has been extended until July 7, 2019.

Indenture dated May 19, 2015, amongst Cascades, the Subsidiary Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee, pursuant to which Cascades issued 5.75% Senior Notes due 2023, as amended by Supplemental Indentures dated September 23, 2015 and December 9, 2015.

Indenture dated June 19, 2014, amongst Cascades, the Subsidiary Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee, pursuant to which Cascades issued 5.50% senior notes due in 2022, as amended by Supplemental Indentures dated March 16, 2015, September 23, 2015 and December 9, 2015.

Indenture dated June 19, 2014, amongst Cascades, the Subsidiary Guarantors party thereto Computershare Trust Company of Canada, as Trustee, pursuant to which Cascades issued 5.50% Senior Notes due 2021, as amended by Supplemental Indentures dated March 16, 2015, September 23, 2015 and December 9, 2015.

Amended and Restated Credit Agreement, by and among Greenpac Holding LLC, as borrower, Caisse de dépôt et placement du Québec et Cascades USA Inc., as Lenders, and Caisse de dépôt et placement du Québec, as Agent to the Lenders, dated as of May 14, 2012.

Joint Venture Formation Agreement between Maritime Paper Products Limited (MPPL) and Cascades Canada ULC in respect of Maritime Paper Products Limited Partnership relating to the integration of the Containerboard Group's Newfoundland and Moncton (New Brunswick) plants dated as of November 27, 2013. Filed on SEDAR only.

ITEM 12 - INTERESTS OF EXPERTS

PricewaterhouseCoopers LLP, Partnership of Chartered Professional Accountants (“PwC”), is the Independent Auditor of the Corporation who have prepared the Independent Auditor’s report dated March 10, 2016 in respect of the Corporation’s consolidated financial statements with accompanying notes as at and for the years ended December 31, 2015 and 2014. PwC has advised that they are independent with respect to the Corporation within the meaning of the Code of Ethics of the Ordre des comptables professionnels agréés du Québec.

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ITEM 13 - AUDIT AND FINANCE COMMITTEE

13.1	Composition and mandate

The Audit and Finance Committee (the “Committee”) is composed of Messrs Georges Kobrynsky, (Chair), Laurence G. Sellyn and David McAusland. The Committee is governed by a charter which is attached to this AIF as Schedule A. All the members of the Committee are independent in accordance with the definition provided in section 1.4 of Multilateral Instrument 52-110 of the Canadian Securities Administrators and are financially literate.

13.2	Relevant Education and Experience of the Members

The following describes the relevant education and experience of each member of the Committee that provides him with (a) an understanding of the accounting principles used by the Corporation to prepare its financial statements, (b) the ability to assess the general application of such accounting principles, (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to those that can reasonably be expected to be raised by the Corporation’s financial statements or experience actively supervising one or more persons engaged in such activities and (d) an understanding of internal controls and procedures for financial reporting.

Name of Committee Member	Relevant Education and Experience
Georges Kobrynsky	Mr. Kobrynsky is a Director of companies and held the position of Senior Vice-President, Investments, Forest Products of the Société générale de financement du Québec from 2005 to 2010. He also held for more than 30 years, various senior positions at Domtar Inc. Mr. Kobrynsky is both financially and operationally literate and understands the breadth and complexity of accounting issues that can reasonably be expected to be raised in the course of reviewing the Corporation’s financial statements. Mr. Kobrynsky is a member of the Board of Directors of Supremex Inc.
Laurence G. Sellyn	Mr. Sellyn is the former Executive Vice-President and Chief Financial and Administrative Officer of Gildan Activewear Inc. He served as Chief Financial Officer and other senior level corporate officer positions with long established Canadian public companies in a variety of industries. Mr. Sellyn is a U.K. chartered accountant and is both financially and operationally literate and understands the breadth and complexity of accounting issues that can reasonably be expected to be raised in the course of reviewing the Corporation’s financial statements.
David McAusland	Mr. McAusland is a partner in the law firm of McCarthy Tétrault. He sits on the Boards of other Canadian listed companies and is a member of the Accounting Standards Oversight Council. His education and experience allows him to have a good understanding of the accounting principles used by the Corporation and he has the ability to read and understand a set of financial statements that presents a breath and level of complexity of accounting issues that are generally comparable to those issues that can be reasonably expected to be raised by the Corporation's financial statements.

13.3 Independent Auditor Services Fees

The following table sets out the fees incurred and paid to the Independent Auditor PricewaterhouseCoopers LLP, Partnership of chartered professional accountants in Canadian dollars in the past two fiscal years for various services provided to the Corporation and its subsidiaries:

SERVICES		FEES
	December 31, 2014	December 31, 2015
Audit Fees (1)	$1,665,094	$1,675,465
Audit-Related Fees (2)	$557,936	$524,585
Tax Fees (3)	$191,241	$136,247
Other Fees (4)	N/A	N/A
Total	$2,414,271	$2,336,297

(1) Professional services provided in connection with statutory and regulatory filings and audit of the annual financial statements of the Corporation.

(2) Professional services related to auditing as well as consultations on accounting and regulatory matters.

(3) Professional services regarding compliance with income tax laws.

(4) Various other services.

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13.4	Policies and Procedures for the Engagement of Audit and Non-Audit Services

The Corporation’s Audit and Finance Committee has adopted a Pre-approval Policy and Procedures, as amended, for services provided by the Independent Auditor (the “Policy”) which sets forth the procedures and the conditions pursuant to which permissible services proposed to be performed by the Independent Auditor are pre-approved. Under the terms of the Policy, services that involve annual fees of less than $25,000 up to an annual limit of $50,000 are pre-approved. The Committee has delegated to the Chairman of the Committee pre-approval authority for any services not previously approved by the Committee that involve the payment of unbudgeted fees up to a maximum of $100,000 per mandate. Services that involve fees of more than $100,000 require pre-approval of all the members of the Committee.

ITEM 14 - ADDITIONAL INFORMATION

Additional information, including Directors' and Senior Officers' remuneration and indebtedness, principal holders of the securities of Cascades and options to purchase securities, and interests of insiders in material transactions, if any, is contained in the Management Proxy Circular dated March 16, 2016 for the Annual General Meeting of Shareholders.

Also, additional financial information pertaining to the fiscal year ended December 31, 2015 including Management’s Discussion and Analysis is presented in the Corporation’s 2015 Annual Report.

In addition, the following documents may be obtained, upon written request, from the Corporation’s Corporate Secretary:

(a)	When Cascades is in the course of a distribution of its securities pursuant to a short form prospectus or has filed a preliminary short form prospectus in respect of a proposed distribution of its securities:

(i)	one copy of the latest Annual Information Form of the Corporation, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in the Annual Information Form;

(ii)	one copy of the latest Annual Report of the Corporation, a copy of the comparative financial statements of the Corporation for its most recently completed financial year for which financial statements have been filed together with the accompanying Independent Auditor’s report, and the Management's Discussion and Analysis and one copy of any interim financial statements of the Corporation that have been filed, if any, for any period after the end of its most recently completed financial year;

(iii)	one copy of the Corporation’s Management Proxy Circular in respect of its most recent Annual General Meeting of Shareholders that involved the election of Directors ; and

(iv)	one copy of any other documents which are incorporated by reference into the preliminary short form prospectus or the short form prospectus; or

(b)	at any other time, a copy of the documents referred to in a) i) to iii) above, may be obtained from the Corporate Secretary of the Corporation, at the address indicated below, provided that the Corporation may require the payment of a reasonable fee if the request is made by a person or company who is not a security holder of Cascades.

Most of the above-mentioned information relating to the Corporation may be found on SEDAR at www.sedar.com and on the Corporation’s website at www.cascades.com.

Cascades Inc.

Corporate Secretariat

404 Marie-Victorin Blvd., P.O. Box 30

Kingsey Falls, Québec J0A 1B0

Telephone: (819) 363-5100

Telecopier: (819) 363-5127

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SCHEDULE A

CHARTER

OF THE AUDIT AND FINANCE COMMITTEE

OF THE BOARD OF DIRECTORS OF CASCADES INC. (the « Corporation »)

1.	Purpose

The purpose of this charter is to describe the role of the Audit and Finance Committee (the « Committee ») as well as its duties and responsibilities delegated by the Board of Directors (« the Board »). The main duty of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the following issues:

•	the quality and integrity of the Corporation’s financial statements;

•	the enterprise risk management process;

•	accounting and financial reporting process;

•	systems of internal accounting and financial controls;

•	independent auditor’s qualifications, independence and performance;

•	internal audit function and process;

•	the Corporation’s compliance with legal and regulatory requirements relating to the Corporation’s financial statements;

•	fulfill any other responsibilities assigned to it from time to time by the Board.

2.	Division of responsibilities

In carrying out the duties of the Committee described in this charter, the members of the Committee recognize that its function is to oversee the Corporation’s financial reporting process on behalf of the Board as well as to report its activities regularly to the Board. Management of the Corporation is responsible for the preparation, the presentation and the integrity of the Corporation’s financial statements and for the effectiveness of internal control over financial reporting.

Management is responsible for maintaining appropriate accounting and financial reporting principles and policies as well as internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for planning and carrying out audits of the Corporation’s annual and interim financial statements and annually auditing management’s assessment of the effectiveness of internal control over financial reporting and other auditing procedures.

In performing their duties, the members of the Committee must have open and free discussions with the Board, the independent auditor, the internal auditor and management of the Corporation.

3.	Composition and organization

The Committee shall be composed of a minimum of three independent directors, as appointed by the Board at its first meeting following the annual shareholders meeting. Each member of the Committee shall satisfy the applicable independence and experience requirements of the laws governing the Corporation, the applicable stock exchanges on which the Corporation’s securities are listed and applicable securities regulatory authorities.

Each Committee member must be financially literate in accordance with applicable laws and at least one member must have accounting or related financial management expertise, as determined by the Board.

The Committee will appoint one of its members as Chairman and the Secretary or Assistant Secretary of the Corporation or the person designated as Secretary will be secretary for all meetings of the Committee and will keep minutes of the Committee’s deliberations.

4.	Meetings and resources

The Committee shall meet at least four times a year, or more frequently if circumstances so dictate. By virtue of its mandate to foster open relations, the Committee shall also meet separately and in camera for discussions with the internal auditor, management and with the independent auditor, as required.

The Committee shall establish its own rules and procedures (subject to any specific guidelines from the Board) and shall meet at the place and in accordance with the terms prescribed by its rules. A quorum shall not be less than a majority of the members of the Committee.

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The Chairman of the Committee determines the agenda for each meeting in consultation with the Vice-President and Chief Financial Officer, the Secretary and the internal auditor. The agenda and supporting documentation are distributed to the members of the Committee within a reasonable timeframe prior to the meetings.

The Chairman of the Committee shall report quarterly and when required to the Board on the Committee’s activities and will make recommendations concerning all matters it deems necessary or appropriate.

The Committee shall at all times have free and open access to management, to the internal auditor and to the independent auditor in order to seek explanations or information on specific questions.

The Committee shall have the resources and the authority appropriate to carry out its duties, including the authority to retain, as it deems necessary, counsel and other external consultants and to set and pay their remuneration, without further Board approval.

In carrying out its duties and to meet its responsibilities, the Committee shall examine the books and relevant accounts of the Corporation, its divisions and its subsidiaries.

5.	Duties and responsibilities

In addition to, the above-mentioned responsibilities, the Committee shall address the following questions:

5.1	Financial reporting

•	Reviews the quality and integrity of the Corporation’s accounting and financial reporting system through discussions with management, the independent auditor and the internal auditor;

•	reviews with management and the independent auditor the annual audited financial statements of the Corporation, including the information contained in management’s discussion and analysis, related press releases and the independent auditor’s report on the annual audited financial statements prior to public disclosure and filing with the Securities Regulatory Authorities;

•	reviews the unaudited interim financial statements, including management’s discussion and analysis for each interim period of the fiscal year and related press releases prior to public disclosure and filing with the Securities Regulatory Authorities;

reviews the financial information contained in prospectuses, offering memoranda, the annual information form and other reports that include audited or unaudited financial information submitted for approval by the Board;

•	reviews with the independent auditor and management, the quality, appropriateness and disclosure of the Corporation’s accounting principles and policies, the underlying assumptions and reporting practices, and any proposed changes thereto;

•	reviews financial analysis and other written communications prepared by management, the internal auditor or the independent auditor, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative methods in conformity with International Financial Reporting Standards («IFRS») on the financial statements;

•	verifies the compliance of management certification of financial reports with applicable legislation;

•	reviews important litigation and any regulatory or accounting initiatives that could have a material effect on the Corporation's s financial situation or operating results and the appropriateness of the disclosure thereof in the documents reviewed by the Committee;

•	reviews the results of the external audit, and any significant problems encountered in the performance of the audit, and management's response or action plan related to any Management Letter issued by the independent auditor.

5.2	Risk management and internal control

•	periodically receives management’s report assessing the adequacy and effectiveness of the Corporation’s disclosure controls and procedures and systems of internal control;

•	reviews insurance coverage for the Corporation annually and as may otherwise be appropriate;

•	monitors the capital structure of the Corporation and ensures that it has the capacity and the flexibility required to implement its strategic plan to meet the demands of debt repayment;

•	evaluates the effectiveness of the Corporation’s overall system of internal controls as well as the process of identifying and managing key risks;

•	examines the relevance of any form of financing where the total value of the indebtedness exceeds 5% of the net book value of the Corporation;

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•	reviews significant capital costs and other major expenditures, related party transactions and any other transactions which could alter the Corporation’s financial or organizational structure, including off-balance sheet items;

•	periodically enquires as to the funding of the retirement plans as well as the investment management, the structure and performance of the retirement plans;

•	assists the Board in carrying out its responsibility for ensuring that the Corporation is compliant with applicable legal and regulatory requirements relating to the financial statements;

•	while ensuring confidentiality and anonymity, establishes procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, including employee concerns regarding accounting or auditing matters.

•	periodically reviews with the Board, the internal auditors and the independent auditor of the Corporation and senior management, the Corporation’s antifraud program and practices.

5.3	Internal Audit Function

•	reviews with management, the internal audit staff qualifications and experience and, if required, recommends the appointment or replacement of the internal auditor;

•	regularly assesses the internal audit function’s performance, its responsibilities, its staffing, budget and the compensation of its members;

•	annually reviews the internal audit plan;

•	undertakes private discussions with the internal auditor to establish internal audit independence, the level of co-operation received from management, the degree of interaction with the independent auditor, and any unresolved differences of opinion or disputes.

5.4	Independent Auditor

•	recommends to the Board, the appointment of the independent auditor and, if appropriate, their removal (in both cases, subject to shareholder approval), evaluates and compensates them and assesses their qualifications, performance and independence;

•	ensures that as representatives of the shareholders, the independent auditor reports to the Committee and to the Board;

•	approves all audit services provided by the independent auditor and determines and approves in advance, non audit services provided, in compliance with applicable legal and regulatory requirements;

•	discusses with the independent auditor the quality and not just the acceptability of the Corporation’s accounting principles, including: i) all critical accounting policies and practices used ; ii) any alternative treatments of financial information that have been discussed with management, the ramification of their use as well as iii) any other material written communications between the Corporation and the independent auditor, including any disagreement or unresolved differences of opinion between management and the independent auditor that could have an impact on the financial statements;

•	reviews at least once a year the independent auditor’s report stating all relationships the independent auditor has with the Corporation and confirming their independence, and holding discussions with the independent auditor as to any relationship or services that may impact the quality of the audit services, or their objectivity and independence;

•	reviews and approves policies for the Corporation’s hiring of partners and employees or former partners and employees of the independent auditor.

5.5	Performance Evaluation of the Committee

•	prepares and reviews with the Board, an annual performance evaluation of the Committee and its members and assesses once a year, the adequacy of its mandate and, if required, makes recommendations to the Board.

Approved by the Board of Directors on March 12, 2014.

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